Exhibit 99

Dillard’s, Inc. Reports Third Quarter Earnings per Share of $1.30 versus $1.13
Repurchased $224.5 Million of Class A Common Stock

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 13, 2014--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended November 1, 2014. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended November 1, 2014 of $55.2 million, or $1.30 per share, compared to net income of $50.9 million, or $1.13 per share, for the prior year third quarter. Included in net income for the current year third quarter is a net after-tax credit of $3.8 million ($0.09 per share) related to the sale of a store location.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "Returning cash to shareholders was a high priority during the quarter, and we completed the remaining $224.5 million of share repurchase authorization. Although comparable sales declined 1%, we were pleased with a 69 basis point merchandise gross margin improvement, with our inventory control and with our strong operating cash flow. We believe we are positioned very well for the holiday season, and we look forward to providing premium Dillard's service to our customers."

39 Week Results

Dillard’s reported net income for the 39 weeks ended November 1, 2014 of $201.4 million, or $4.67 per share, compared to net income of $204.6 million, or $4.43 per share, for the prior year 39-week period. Included in net income for the current 39-week period is a net after-tax credit of $3.8 million ($0.09 per share) related to the sale of a store location.

Included in net income for the prior 39-week period ended November 2, 2013 is a net after-tax credit totaling $4.4 million ($0.09 per share) comprised of the following three items:

•	A $7.6 million after-tax gain ($0.17 per share) related to the sale of an investment

•	A $1.0 million after-tax credit ($0.02 per share) related to a pension adjustment

•	After-tax asset impairment and store closing charges of $4.2 million ($0.09 per share)

Net Sales - 13 Weeks

Net sales for the 13 weeks ended November 1, 2014 were $1.460 billion and $1.469 billion for the 13 weeks ended November 2, 2013. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which exclude CDI) for the 13-week period ended November 1, 2014 were $1.422 billion and $1.437 billion for the 13-week period ended November 2, 2013. Total merchandise sales decreased 1% for the 13-week period ended November 1, 2014. Sales in comparable stores for the period decreased 1%.

Sales trends were strongest in juniors’ and children’s apparel followed by men's apparel and accessories. Sales were weakest in the home and furniture category. Sales trends were strongest in the Central region, followed by the Eastern and Western regions, respectively.

Net Sales - 39 Weeks

Net sales for the 39 weeks ended November 1, 2014 were $4.486 billion and $4.498 billion for the 39 weeks ended November 2, 2013. Total merchandise sales for the 39-week period ended November 1, 2014 were $4.423 billion and $4.426 billion for the 39-week period ended November 2, 2013. Total merchandise sales remained unchanged on a percentage basis for the 39-week period ended November 1, 2014. Sales in comparable stores for the period increased 1%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 69 basis points of sales for the 13 weeks ended November 1, 2014 compared to the prior year third quarter. The improvement resulted primarily from increased markups combined with decreased markdowns. Consolidated gross margin for the 13 weeks ended November 1, 2014 improved 50 basis points of sales compared to the prior year third quarter. Inventory remained unchanged on a percentage basis at November 1, 2014 compared to November 2, 2013.

Selling, General & Administrative Expenses

Selling, general and administrative expenses were $412.3 million (28.2% of sales) and $404.4 million (27.5% of sales) during the 13 weeks ended November 1, 2014 and November 2, 2013, respectively. The increase of $7.9 million during the third quarter was primarily driven by increased selling payroll expense.

Gain on Disposal of Assets

Gain on disposal of assets was $5.9 million and $6.3 million during the 13 and 39 weeks ended November 1, 2014, respectively, primarily due to the aforementioned sale of a store location during the third quarter.

Share Repurchase

During the quarter ended November 1, 2014, the Company repurchased $224.5 million (2.0 million shares) of Class A Common Stock at an average price of $109.89 per share under the Company’s share repurchase plan. This completed the authorization under the plan.

Total shares outstanding (Class A and Class B Common Stock) at November 1, 2014 and November 2, 2013 were 41.2 million and 43.9 million, respectively.

Store Information

At November 1, 2014, the Company operated 280 Dillard’s locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at November 1, 2014 was 50.9 million. During the third quarter, the Company opened two new locations: The Shops at Summerlin in Las Vegas, Nevada (200,000 square feet) and The Mall at University Town Center in Sarasota, Florida (180,000 square feet).

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	November 1, 2014		November 2, 2013		November 1, 2014		November 2, 2013
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,459.8	100.0%	$1,468.6	100.0%	$4,485.6	100.0%	$4,497.6	100.0%
Service charges and other income	39.4	2.7	38.3	2.6	115.0	2.6	115.5	2.6
	1,499.2	102.7	1,506.9	102.6	4,600.6	102.6	4,613.1	102.6

Cost of sales	924.4	63.3	937.4	63.8	2,839.9	63.3	2,852.0	63.4
Selling, general and administrative expenses	412.3	28.2	404.4	27.5	1,206.4	26.9	1,192.8	26.5
Depreciation and amortization	62.7	4.3	64.9	4.4	186.7	4.2	194.3	4.3
Rentals	5.8	0.4	5.9	0.4	17.5	0.4	17.1	0.4
Interest and debt expense, net	14.6	1.0	15.8	1.1	45.6	1.0	48.3	1.1
Gain on disposal of assets	5.9	0.4	—	0.0	6.3	0.1	12.4	0.3
Asset impairment and store closing charges	—	0.0	—	0.0	—	0.0	6.5	0.1
Income before income taxes and income on and equity in losses of joint ventures	85.3	5.8	78.5	5.3	310.8	6.9	314.5	7.0
Income taxes	30.1		27.6		109.9		110.7
Income on and equity in losses of joint ventures	—	0.0	—	0.0	0.5	0.0	0.8	0.0
Net income	$55.2	3.8%	$50.9	3.5%	$201.4	4.5%	$204.6	4.5%

Basic and diluted earnings per share	$1.30		$1.13		$4.67		$4.43
Basic and diluted weighted average shares	42.4		45.2		43.1		46.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	November 1, 2014	November 2, 2013
Assets
Current Assets:
Cash and cash equivalents	$91.9	$111.0
Restricted cash	9.9	—
Accounts receivable	41.7	31.7
Merchandise inventories	1,832.3	1,829.2
Other current assets	64.9	65.7
Total current assets	2,040.7	2,037.6

Property and equipment, net	2,064.3	2,164.5
Other assets	252.1	257.8

Total Assets	$4,357.1	$4,459.9

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,026.0	$1,035.8
Other short-term borrowings	63.0	170.0
Current portion of long-term debt and capital leases	0.8	0.8
Federal and state income taxes including current deferred taxes	124.3	91.8
Total current liabilities	1,214.1	1,298.4

Long-term debt and capital leases	620.9	621.7
Other liabilities	233.2	230.9
Deferred income taxes	191.3	236.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,897.6	1,872.6

Total Liabilities and Stockholders' Equity	$4,357.1	$4,459.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	November 1, 2014	November 2, 2013
Operating activities:
Net income	$201.4	$204.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	187.9	195.7
Gain on disposal of assets	(6.3)	(12.4)
Asset impairment and store closing charges	—	6.5
Changes in operating assets and liabilities:
Increase in accounts receivable	(10.8)	(0.2)
Increase in merchandise inventories	(487.0)	(534.6)
Increase in other current assets	(17.2)	(23.1)
Decrease in other assets	3.2	2.6
Increase in trade accounts payable and accrued expenses and other liabilities	390.6	373.0
Decrease in income taxes payable	(51.9)	(39.1)
Net cash provided by operating activities	209.9	173.0

Investing activities:
Purchase of property and equipment	(124.1)	(65.3)
Proceeds from disposal of assets	14.7	18.3
Increase in restricted cash	(9.9)	—
Net cash used in investing activities	(119.3)	(47.0)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.6)	(1.5)
Cash dividends paid	(7.8)	(4.6)
Purchase of treasury stock	(290.4)	(301.6)
Issuance cost of line of credit	—	(1.4)
Increase in short-term borrowings	63.0	170.0
Net cash used in financing activities	(235.8)	(139.1)

Decrease in cash and cash equivalents	(145.2)	(13.1)
Cash and cash equivalents, beginning of period	237.1	124.1
Cash and cash equivalents, end of period	$91.9	$111.0

Non-cash transactions:
Accrued capital expenditures	$11.0	$9.7
Stock awards	0.9	0.8

Estimates for 2014
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 31, 2015 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2014	2013
	Estimated	Actual
Depreciation and amortization	$250	$255
Rentals	26	27
Interest and debt expense, net	61	65
Capital expenditures	150	95

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2014, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com